Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

APOLLO IG CORE REPLACEMENT, L.P.

This Certificate of Limited Partnership of Apollo IG Core Replacement, L.P., dated as of June 13, 2025, has been duly executed and is being filed by the undersigned, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-201, et seq.).

FIRST: The name of the limited partnership is Apollo IG Core Replacement, L.P. (the “Partnership”).

SECOND: The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.

THIRD: The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.

FOURTH: The name and business address of the general partner of the Partnership are:

Apollo IG Core Replacement Advisors, L.P.

9 West 57th Street, 41st Floor

New York, New York 10019

United States of America

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

GENERAL PARTNER:

APOLLO IG CORE REPLACEMENT ADVISORS, L.P.

By:	Apollo IG Core Replacement Advisors GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President